EX-99.77c

VOTING RESULTS

The following votes were cast at the
Annual General Meeting of Shareholders
of ASA Limited held on April 8, 2008

ELECTION OF DIRECTORS

                                      FOR             AGAINST            ABSTAIN

Robert J.A. Irwin                  5,346,266            49,822            25,974
Harry M. Conger                    5,348,655            48,962            24,445
Henry R. Breck                     5,349,813            48,254            23,995
Chester A. Crocker                 1,270,020         4,053,505            20,760
Joseph C. Farrell                  1,281,012         3,218,600            20,357
Philip Goldstein                   3,199,376           890,329            11,764
James G. Inglis                    5,346,302            50,808            24,952
Malcolm W. MacNaught               1,281,434         4,044,334            20,715
Andrew Pegge                       4,023,692            65,311            12,466
Robert A. Pilkington               5,351,877            46,355            23,850
Julian Reid                        4,025,890            63,413            12,166
A. Michael Rosholt                 5,342,673            53,616            25,773



PROPOSAL REGARDING
TENDER OFFER FOR                   2,381,977         2,979,032            61,052
COMPANY SHARES